Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Internap Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the "Experts" heading in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 27, 2017